Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE

For Immediate Release
March 17, 2005
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231

CT Communications Increases Dividend and Announces
Fourth Quarter and Full Year 2004 Results

CT Communications, Inc. (NASDAQ: CTCI) announced that it has increased its regular quarterly common stock dividend 43% to $0.10 per share. The new dividend, payable on June 15, 2005 to all shareholders of record at the close of business on June 1, 2005, returns to shareholders a portion of the profit improvements realized through the continued growth and profitability of the Company. “Our focus on expense control is paying off with the gains we achieved in operating and net income during 2004. This represents our second increase in dividends in the last twelve months, and we are excited to provide our shareholders a greater return on their investment in our Company. Our recently announced broadband initiative is well underway, and DSL demand is strong with over 2,000 new DSL subscribers added in the fourth quarter,” said Michael R. Coltrane, President and Chief Executive Officer of CT Communications, Inc.

Quarter and Full-year Comparisons
Results for the first three quarters of 2004 and for the fourth quarter and total year 2003 included herein have been restated as more fully discussed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 24, 2005 and March 17, 2005.

Results of Operations
Operating income for the year ended December 31, 2004 grew 10.3% to $23.6 million. The increase in operating income was primarily due to consistent revenue growth coupled with initiatives to contain operating expense. Operating revenue in 2004 grew 1.7% or $2.7 million to $163.7 million, while operating expense was flat at $140.0 million. Operating expense excluding depreciation for 2004 declined $1.4 million from last year. Net income for the year was $14.8 million compared to $21.4 million in 2003, which included a $9.7 million after tax gain on the sale of an investment. Excluding this one-time gain, net income grew $3.1 million, or 27% from 2003. Contributing to this increase in net income was a $0.9 million decrease in interest expense primarily due to the reduction in debt over the past two years. Full year earnings per share were $0.78 compared to $0.61 per share last year, excluding the one-time gain.

The Company achieved strong revenue growth of $1.6 million or 9.8% in its competitive operations in the fourth quarter of 2004 compared to the same period last year. However, these gains were substantially offset by decreased revenue in the incumbent telephone company primarily driven by a reduction in access and interconnection revenue. Total revenue for the quarter of $41.5 million was flat with the fourth quarter of 2003. During the fourth quarter CT experienced significant customer growth in its Wireless and Internet businesses. The Company added 1,984 net new Wireless customers while adding 1,410 net new customers subscribing to digital subscriber line (“DSL”) service. This growth represented an 18% and 138% increase in net new Wireless and DSL customers, respectively, from the same quarter last year. Total Wireless and DSL customers increased 12% and 36%, respectively, from the fourth quarter last year. In addition, the Company experienced 29% growth in Greenfield customers and 8% growth in CLEC customers compared to the fourth quarter of 2003.

In the fourth quarter of 2004 the Company held operating expense flat compared to the same period last year due to the continued focus on leveraging owned network infrastructure and expense control initiatives. The Company reduced spending across several network and administrative categories, achieved a reduction in medical benefits expense associated with a decreasing rate of claims experience and successfully settled certain Wireless lease obligations in the fourth quarter of 2004. Though the Company was able to improve cost efficiencies throughout the organization, the operating expense reductions were substantially offset by a $0.3 million increase in depreciation expense and $0.4 million in Sarbanes-Oxley Section 404 compliance related expense in the fourth quarter of 2004. Total third party fees incurred in 2004 associated with this compliance project exceeded $1.0 million.

Net income for the fourth quarter of 2004 was $4.1 million compared to $4.4 million in the same period last year. The decrease in net income was primarily due to a reduction in other income (expense) driven by a $0.3 million impairment on certain investment securities and a $0.2 million reduction in investment income. Offsetting these reductions was a $0.1 million decrease in other expenses, principally interest. Fourth quarter 2004 earnings per share were $0.21 compared to $0.23 per share in the fourth quarter of 2003.

Income tax expense in the fourth quarter of 2004 includes charges related to a tentative settlement of North Carolina Department of Revenue tax audits for the 1998 – 2000 tax years, as well as certain other disputed state tax matters. The Company advanced a payment of $4.5 million to settle all matters and believes the final agreement will occur before March 31, 2005. These charges were substantially offset in the fourth quarter by previous tax accruals related to this settlement and a federal deduction associated with the sale and disposal of the Webserve product line. Webserve was acquired in December 2000 and later combined into the Internet business unit to enhance the Company’s suite of data products by providing Web design and development services. The Web design and development product line was sold in the fourth quarter, which had no material impact on reported pre-tax income from continuing operations.

Results by business unit:

•	ILEC – (“Concord Telephone”)

Concord Telephone’s operating revenue and income decreased to $23.1 million and $6.3 million, respectively, in the fourth quarter of 2004 compared to the same quarter in 2003. The decline in operating results was primarily due to a decrease in access and interconnection revenue of $1.3 million, a reduction in phone system sales of $0.3 million and lower line-related revenue of $0.4 million. Offsetting these revenue decreases was a $0.4 million increase in certain regulatory settlements. Concord Telephone ended the fourth quarter of 2004 with 112,916 access lines in service, a 2% decrease from the fourth quarter of 2003, and 84,773 long distance lines, a 75% penetration of access lines.

•	Wireless Service – (“CTC Wireless”)

CTC Wireless operating revenue increased 22.4% to $9.0 million for the fourth quarter of 2004 compared to $7.3 million in the fourth quarter of 2003. Contributing to the increase in wireless revenue was a $0.4 million increase in customer recurring revenue primarily due to a 12% growth in subscribers and a $1.2 million increase in settlement and roaming revenue. Operating income for the quarter grew to $1.2 million with operating margin increasing to 13.7% compared to $0.3 million last year and a margin of 3.6%. Driving the increase in operating margin were the significant increases in settlement and roaming revenue coupled with the increasing scale of this business that held increases in expense to 9.6%. For the total year revenue grew 14.1% while expenses increased 7.8% with operating margin growing to 12.5% from 7.3% in 2003. CTC Wireless ended the fourth quarter with 43,213 subscribers.

•	CLEC – (“CTC Exchange Services”)

CTC Exchange Services’ operating revenue decreased 7.8% to $4.5 million for the fourth quarter of 2004 compared to the same quarter last year. The decrease in operating revenue was due to a $0.6 million decline in access and interconnection revenue primarily resulting from an FCC mandated rate reduction in June 2004. Partially offsetting the reduction in access revenue was a $0.2 million increase in line revenue associated with the 8% growth in customer access lines to 31,718 at December 31, 2004. Operating loss for the fourth quarter of 2004 was $0.2 million compared to an operating loss of $0.3 million for the fourth quarter of 2003. CTC Exchange Services ended the fourth quarter of 2004 with 23,723 long distance lines compared with 20,916 lines at the end of 2003.

•	Greenfield

Greenfield’s operating revenue increased 24.0% to $2.2 million for the fourth quarter of 2004 compared to the fourth quarter of 2003. Operating loss for the fourth quarter of 2004 declined to $1.0 million, an 12.0% improvement from the $1.1 million operating loss for the fourth quarter of 2003. Depreciation expense for the quarter was $1.0 million compared to $0.7 million in the fourth quarter last year. Greenfield ended the fourth quarter of 2004 with 12,975 access lines and 6,877 long distance lines in service, which represented increases of 29% and 43%, respectively, from the end of 2003. For the total year 2004 Greenfield revenue increased 30.3% to $8.1 million while operating expense excluding depreciation increased only 3.9% to $8.7 million. The Company continued to focus on Greenfield opportunities that leverage Company owned network infrastructure to minimize the cost to add additional customers. As of December 31, 2004, the Company had signed 105 agreements, which in total represent a potential of more than 48,000 lines at the completion of the projects.

•	Internet & Data – (“CTC Internet Services”)

CTC Internet Services’ operating revenue decreased 1.5% to $2.7 million for the fourth quarter of 2004 compared to $2.8 million in the fourth quarter last year. DSL revenue increased $0.4 million, but was substantially offset by decreases in revenue primarily from a continued decline in dial-up customers and a reduction in high-speed revenue associated with lower priced data solutions for business customers. Operating income for the fourth quarter was $0.2 million with a 7.9% operating margin. Total year 2004 revenue growth was held to 4.1% due to the continuing churn of low speed dial-up customers that somewhat offset the growth in DSL product sales; however, operating income before depreciation expense increased to $2.6 million, a 259.3% increase due in part to network efficiencies and lower personnel expense. CTC Internet Services ended the year with 13,887 DSL lines compared to 10,183 lines at the end of 2003, with over 1,400 net lines added in the fourth quarter. Dial-up accounts decreased 17% to 9,041 and high-speed accounts increased 11% to 606 at December 31, 2004 compared to December 31, 2003.

Future Period Guidance
Results for 2005 may be impacted, among other matters, by the timing and success of the introduction of cable telephony competition in the Company’s ILEC service area. In addition, the extent and impact that certain regulatory actions may have on the pricing of certain network elements that the Company purchases are difficult to forecast at this time. We currently expect operating results to approximate the following during these future periods:

•	1st Quarter 2005

•	Revenue of $41 to $42 million

•	Operating income of $5.2 to $5.7 million

•	Depreciation expense of $7.9 to $8.0 million

•	Consolidated earnings per share of $0.16 to $0.18

•	Capital expenditures of $6 to $7 million

•	Full Year 2005

•	Revenue of $164 to $168 million

•	Operating income of $20.0 to $23.0 million

•	Depreciation expense of $31.5 to $33.0 million

•	Consolidated earnings per share of $0.70 to $0.75

•	Capital expenditures of $29 to $32 million

CT Communications will host a conference call to discuss the results of the fourth quarter and full year 2004 on Friday, March 18, 2005 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until March 31, 2005. Additionally, a replay of the call will be available until 6:00 PM ET on Tuesday, March 22, 2005 at 800-633-8284. Enter access number 21236029.

CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North

Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.

Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on our business, operating regions and customers, including terrorist attacks and the finalization and completion of the audit of the Company’s financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31,2004. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003.

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	Three Months	(Restated)
	Ended December 31,	Three Months Ended
	2004	December 31, 2003	% Change
Operating Revenue
ILEC Services	$23,061	$24,884	(7.3%)
CLEC Services	4,538	4,922	(7.8%)
Greenfield Services	2,239	1,806	24.0%
Wireless Services	8,957	7,319	22.4%
Internet & Data Services	2,724	2,766	(1.5%)

Total Operating Revenue	41,519	41,697	(0.4%)

Operating Expense
ILEC Services	16,784	16,808	(0.1%)
CLEC Services	4,716	5,199	(9.3%)
Greenfield Services	3,229	2,931	10.2%
Wireless Services	7,726	7,052	9.6%
Internet & Data Services	2,508	2,771	(9.5%)
Other	620	844	(26.5%)

Total Operating Expense	35,583	35,605	(0.1%)

Operating Income	5,936	6,092	(2.6%)

Other Income (Expense)
Investment, Equity Method	1,222	1,595	(23.4%)
Gains, Interest, Dividends	529	391	35.3%
Impairment On Investments	(340)	—	(100.0%)
Other Expenses, Principally Interest	(1,149)	(1,235)	(7.0%)

Total Other Income (Expense)	262	751	(65.1%)

Pre-Tax Income From Continuing Operations	6,198	6,843	(9.4%)
Income Tax Expense	2,129	2,458	(13.4%)

Net Income	$4,069	$4,385	(7.2%)

Weighted Average Diluted Shares	19,006	18,859
Earnings Per Diluted Common Share	$0.21	$0.23

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	Twelve Months	(Restated)
	Ended December 31,	Twelve Months Ended	%
	2004	December 31, 2003	Change
Operating Revenue
ILEC Services	$93,016	$96,079	(3.2%)
CLEC Services	19,123	19,681	(2.8%)
Greenfield Services	8,108	6,223	30.3%
Wireless Services	32,548	28,517	14.1%
Internet & Data Services	10,885	10,461	4.1%

Total Operating Revenue	163,680	160,961	1.7%

Operating Expense
ILEC Services	65,856	65,830	0.0%
CLEC Services	19,969	21,354	(6.5%)
Greenfield Services	12,004	10,919	9.9%
Wireless Services	28,472	26,423	7.8%
Internet & Data Services	11,288	11,302	(0.1%)
Other	2,448	3,696	(33.8%)

Total Operating Expense	140,037	139,524	0.4%

Operating Income	23,643	21,437	10.3%

Other Income (Expense)
Investment, Equity Method	5,771	5,829	(1.0%)
Gains, Interest, Dividends	1,463	16,269	(91.0%)
Impairment On Investments	(1,834)	(1,744)	5.2%
Other Expenses, Principally Interest	(4,806)	(6,443)	(25.4%)

Total Other Income (Expense)	594	13,911	(95.7%)

Pre-Tax Income From Continuing Operations	24,237	35,348	(31.4%)
Income Tax Expense	9,480	13,570	(30.1%)

Income From Continuing Operations	14,757	21,778	(32.2%)
(Loss) From Discontinued Operations, Net Of Tax	—	(424)	(100.0%)

Net Income	$14,757	$21,354	(30.9%)

Weighted Average Diluted Shares	19,007	18,808
Earnings Per Diluted Common Share	$0.78	$1.13

CT Communications, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

		(Restated)
	December 31, 2004	December 31, 2003

ASSETS
Cash and Cash Equivalents	$28,358	$16,957
Accounts Receivable and Unbilled Revenue, Net	17,371	20,662
Other Assets	5,367	5,372

Current Assets	51,096	42,991

Investment Securities	5,190	7,518
Investments in Unconsolidated Companies	16,002	13,034
Property, Plant and Equipment, Net	207,949	211,521
Other Assets	50,395	47,621

TOTAL ASSETS	$330,632	$322,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of Long-Term Debt	$5,000	$—
Accounts Payable	6,822	6,250
Customer Deposits and Advance Billings	3,307	2,840
Other Accrued Liabilities	18,474	17,589
Liabilities of Discontinued Operations	604	1,072

Current Liabilities	34,207	27,751

Long-Term Debt	65,000	80,000
Deferred Credits and Other Liabilities	42,953	37,350
Stockholders’ Equity	188,472	177,584

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$330,632	$322,685

CT Communications, Inc.
Customer Information

	December 31, 2004	December 31, 2003	% Change
ILEC Access Lines
Business Lines	28,710	29,137	(1.5%)
Residential Lines	84,206	86,401	(2.5%)

Total ILEC Lines	112,916	115,538	(2.3%)

CLEC Access Lines	31,718	29,490	7.6%

Greenfield Access Lines	12,975	10,095	28.5%

Total Wired Access Lines	157,609	155,123	1.6%

Wireless Subscribers	43,213	38,458	12.4%

Long Distance Lines
In ILEC	84,773	84,714	0.1%
In CLEC	23,723	20,916	13.4%
In Greenfield	6,877	4,806	43.1%

Total Long Distance Lines	115,373	110,436	4.5%

Internet Access Customers
Dial-Up	9,041	10,838	(16.6%)
DSL Lines	13,887	10,183	36.4%
High Speed	606	545	11.2%

Total Internet Access Customers	23,534	21,566	9.1%

Greenfield Projects

	# Of	Potential Lines	# Of
	Lines In Service	At Completion	Projects
By Year Signed
1999	1,451	1,536	2
2000	4,397	11,906	17
2001	3,296	13,577	32
2002	3,177	12,694	24
2003	525	4,846	18
2004	129	3,864	12

Totals	12,975	48,423	105

By Type
Mall	2,601	2,800	3
Single Family Homes	6,843	33,403	55
Multi-Dwelling Units	2,954	10,974	39
Business	577	1,246	8

Totals	12,975	48,423	105

CT Communications, Inc.
Other Selected Financial Data
(unaudited, in thousands)

Capital Expenditures

		(Restated)		(Restated)
	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
ILEC	$6,431	$3,407	$16,204	$13,280
CLEC	244	297	784	1,004
Greenfield	2,174	1,532	5,315	4,680
Wireless	325	142	2,229	757
Internet	296	480	1,380	2,434
Other	433	981	1,285	2,243

Total	$9,903	$6,839	$27,197	$24,398

% of Revenue	23.9%	16.4%	16.6%	15.2%

Depreciation Expense

	Three	(Restated)		(Restated)
	Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
ILEC	$4,766	$4,750	$18,925	$19,157
CLEC	421	629	2,309	2,550
Greenfield	1,035	689	3,274	2,515
Wireless	494	457	1,930	1,689
Internet	617	412	2,954	1,551
Other	339	412	1,378	1,404

Total	$7,672	$7,349	$30,770	$28,866